Exhibit 5.1

ATTORNEYS AT LAW
100 North Tampa Street, Suite 2700
Tampa, FL 33602-5810
P.O. Box 3391
Tampa, FL 33601-3391
813.229.2300 TEL
813.221.4210 FAX
www.foley.com

CLIENT/MATTER NUMBER
094200-0102

June 5, 2014
United Insurance Holdings Corp.
360 Central Avenue, Suite 900
St. Petersburg, Florida 33701

Ladies and Gentlemen:
We have acted as counsel for United Insurance Holdings Corp., a Delaware corporation (the “Company”), in conjunction with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the "Prospectus"), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale from time to time by the selling stockholders named in the Registration Statement (the "Selling Stockholders") of up to 2,722,767 shares of the Company's common stock, $0.0001 par value per share (the "Common Stock"), in the manner set forth in the Registration Statement.

In connection with our representation, we have examined: (a) the Registration Statement, including the Prospectus; (b) the Company’s Second Amended and Restated Certificate of Incorporation and By-laws, as amended to date; (c) resolutions of the Company’s Board of Directors authorizing the issuance of the shares of Common Stock subject to the Registration Statement, together with certain related matters; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

In giving this opinion, we have assumed that any certificates representing the shares of Common Stock to be offered and sold by the Selling Stockholders that are covered by the Registration Statement conform to the Specimen Common Stock Certificate filed as Exhibit 4.1 to the Registration Statement.

Based upon the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock covered by the Registration Statement that are to be offered and sold from time to time by the Selling Stockholders have been duly authorized and validly issued and are fully paid and nonassessable.

The opinions set forth in this letter are limited solely to the federal laws of the United States of America and the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction.

Boston Brussels CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

June 5, 2014

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP